Exhibit 99.1

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media line:  (937) 224-5940

e-mail:  communications@dplinc.com

DP&L Officially Opens Largest

Solar Power Facility in Southwestern Ohio

Built by regional companies, solar array features informational kiosk for visitors

DAYTON, Ohio, June 22, 2010 —The Dayton Power and Light Company (DP&L) hosted local and state representatives today to officially open a 1.1 megawatt solar array near its Yankee substation in Washington Township, Montgomery County, Ohio.  Construction of the array began in December 2009.

“Exploring solar technology is just one way DP&L is diversifying our sources for electricity generation to support our compliance with Ohio’s renewable energy requirements,” said Paul Barbas, president and CEO, DP&L.

The state’s energy legislation calls for 25% of all energy consumed by Ohioans to be from alternative energy by 2025.  Of that, .5% must be solar energy.

Ohio Governor Ted Strickland attended the opening and said, “Two years ago, we fought to establish one of the nation’s most aggressive renewable energy standards to drive innovation and grow Ohio’s advanced energy economy.  We are making real progress toward our goal of making Ohio a leader in the invention, production and deployment of green energy technologies.”

DP&L’s Yankee solar array consists of 9,120 solar panels constructed over 7 acres, and generates enough electricity to power the equivalent of 150 homes a year. The array cost approximately $5 million to build.

DP&L’s Yankee solar facility was constructed in partnership with a number of regional companies led by Ameridian Specialty Services, Inc. of Cincinnati.  Ameridian’s team included:

•                  Miller-Valentine Commercial Construction of Dayton handled the overall site construction.

•                  Schneider Electric of West Chester supplied the ac/dc inverters for the solar panels.

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•                  ESI Electrical Contractors of Dayton provided electricians to wire the solar panels.

•                  Inovateus Solar of South Bend, Indiana handled the procurement of the solar panels from Sharp USA and developed the overall solar site design.

•                  Schletter, Inc. of Tucson, Arizona supplied the solar panel racks and installed the posts that support the panels.

“Many of these companies worked in the snow, rain, cold and wind to keep our project on schedule and on budget,” said Joe Jancauskas, DP&L manager of the solar construction project.  “We appreciated their efforts to provide quality workmanship in less than ideal conditions.”

“In spite of all obstacles the project was completed successfully, on time and we are exceptionally proud of the end result,” said Betty Owens, president and CEO of Ameridian.  “Construction took over 13,000 man hours to complete, with more than 80% of this labor provided by local Ohio contractors.  Those workers installed equipment containing 73 tons of aluminum, 67 tons of steel and 164,000 feet of wire.”

Starting in July, a visitor center will be open daily from 8 a.m. to 5 p.m. to provide information about solar power and up-to-the-minute performance of the array.  It is located at 9975 Yankee St., Dayton, OH 45458.

Local vendors who created materials for the information kiosk included:  Andy Snow Photography, FORGE, LLC., NOR-COM and UD Media Production Group.

About The Dayton Power and Light Company and DPL Inc.

The Dayton Power and Light Company is the principal subsidiary of DPL Inc. (NYSE:DPL), a regional energy company.  DPL’s other subsidiaries include DPL Energy, LLC (DPLE) and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas peaking units.  Further information can be found at www.dpandl.com.

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